Exhibit 10.17

August 19, 2013

Executive Director

The Port Authority of NY & NJ

225 Park Ave. South, 19th Floor

New York, NY. 10003

(212) 435-7000

VIA FEDEX AND EMAIL

Re:                             Renewal Term Extension Notice — Telecommunications Network Access Agreement

To Whom It May Concern,

Reference is made to that certain Telecommunications Network Access Agreement dated August 26, 1999 (as may have been amended and supplemented from time to time, the “Agreement”), by and between New York Telecom Partners, LLC (“NYTP”), and the Port Authority of New York and New Jersey (the “Port Authority”) pursuant to which the Port Authority granted NYTP the right to install, operate and maintain wireless telecommunications network access systems at certain Port Authority facilities.

Section 34 of the Agreement grants NYTP the right to extend the term of the Agreement for a period commencing on the day following the expiration date of the Initial Term (as defined in the Agreement) and continuing through the date preceding the tenth (10th) anniversary of the expiration date of the Initial Term (the “Extra Term”) by providing notice to Port Authority, at least one year but not more than 18 months prior to the expiration date of the Initial Term.

Pursuant to Section 34 of the Agreement, NYTP hereby gives proper written notice to Port Authority of the exercise of its right to extend the Term of the Agreement for the Extra Term.

Please don’t hesitate to contact me if you have any questions or concerns.

Sincerely,

/s/ Peter Hovenier
Peter Hovenier
on behalf of
New York Telecom Partners

Cc:          Joseph J. Seymour (Port Authority)

Ronald M. Senio, Law Department (Port Authority)

Thomas A. Ternquist, Manager, Commercial Wireless & Fiber Services (Port Authority)